NEWS RELEASE

Bill Price
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John Skalko
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U.S. BANKRUPTCY COURT ISSUES RULING IN LITIGATION BETWEEN
LUCENT TECHNOLOGIES AND TRUSTEE FOR WINSTAR COMMUNICATIONS

FOR IMMEDIATE RELEASE: Thursday, Dec. 22, 2005

MURRAY HILL, N.J. – A U.S. Bankruptcy Court judge has issued his ruling in a breach of contract and bankruptcy preference action originally brought by the trustee for Winstar Communications against Lucent Technologies in April 2001.

The opinion, written by Judge Joel B. Rosenthal, was issued late Wednesday, December 21, 2005, in U.S. Bankruptcy Court in Wilmington, Delaware (Case No. 01-1430); the trial was completed this past June. The court’s decision will result in a judgment against the company for approximately $244 million, plus statutory interest and other costs. The company said that the verdict would result in a charge to earnings of approximately $300 million for the company’s first fiscal quarter of 2006, which ends December 31, 2005.

“We have made strong arguments supporting our view that this suit was without merit. We are examining the judge’s ruling very carefully and will vigorously appeal the decision,” said Lucent Technologies General Counsel Bill Carapezzi.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit http://www.lucent.com

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The above contains forward-looking statements about the company’s expectations for future performance. Actual results could differ materially from those suggested by the foregoing statements. Information about factors that could affect future results are addressed in the company’s SEC filings, including the company’s reports on Forms 10-K, 10-Q and 8-K.